PRICING SUPPLEMENT NO. 1906BI
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-184193
Dated December 20, 2013
Deutsche Bank AG Contingent Absolute Return Autocallable Optimization Securities

$2,779,000 Deutsche Bank AG Securities Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc. due January 5, 2015
$1,180,000 Deutsche Bank AG Securities Linked to the Common Stock of Yahoo! Inc. due January 5, 2015
$1,166,000 Deutsche Bank AG Securities Linked to the Common Stock of Newcastle Investment Corp. due January 5, 2015
Investment Description
Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, an “Underlying”). The Securities are designed for investors who want to express a neutral or moderately bullish view on the Underlying or who believe the Underlying will not close below the Trigger Price on the Final Valuation Date. If the Closing Price of the Underlying is greater than or equal to the Initial Price on any Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, at maturity Deutsche Bank AG will pay you your initial investment plus a return at maturity equal to the absolute value of the negative Underlying Return from the Trade Date to the Final Valuation Date (the “Contingent Absolute Return”). However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Price as compared to the Initial Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive coupon payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Call Return — If the Closing Price of the Underlying is greater than or equal to the Initial Price on any Observation Date (including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the applicable Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors may have full downside market exposure to the Underlying at maturity.
❑ Downside Exposure with Potential Contingent Absolute Return Feature at Maturity — If the Securities are not previously called, you hold the Securities to maturity and the Final Price is greater than or equal to the Trigger Price, we will pay you your initial investment plus the Contingent Absolute Return, equal to the absolute value of the negative Underlying Return, at maturity. If the Final Price is less than the Trigger Price, however, the Contingent Absolute Return feature will not apply and Deutsche Bank AG will repay less than your initial investment, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The Contingent Absolute Return feature and any contingent repayment of your initial investment apply only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
	Trade Date Settlement Date1 Observation Dates2 Final Valuation Date2 Maturity Date2	December 20, 2013 December 31, 2013 Quarterly December 29, 2014 January 5, 2015
1     We expect to deliver each offering of the Securities against payment on the sixth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each Security initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.

2      See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering three separate Contingent Absolute Return Autocallable Optimization Securities (each, a “Security”).  Each Security is linked to the performance of the common stock of a different company, and each has a different Call Return Rate, Initial Price and Trigger Price. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The performance of each Security will not depend on the performance of any other Security.
Underlying	Call Return Rate	Initial Price	Trigger Price	CUSIP/ ISIN
Common stock of Freeport-McMoRan Copper & Gold Inc. (Ticker: FCX)	12.10% per annum	$35.69	$28.55, equal to 80.00% of the Initial Price	25155G658 / US25155G6585
Common stock of Yahoo! Inc. (Ticker: YHOO)	11.75% per annum	$40.12	$30.09, equal to 75.00% of the Initial Price	25155G641 / US25155G6411
Common stock of Newcastle Investment Corp. (Ticker: NCT)	13.30% per annum	$5.53	$4.15, equal to 75.00% of the Initial Price	25155G633 / US25155G6338
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BI dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.

For the Securities linked to the common stock of Freeport-McMoRan Copper & Gold Inc., the Issuer’s estimated value of the Securities on the Trade Date is $9.804 per $10.00 Face Amount of Securities.  For the Securities linked to the common stock of Yahoo! Inc., the Issuer’s estimated value of the Securities on the Trade Date is $9.796 per $10.00 Face Amount of Securities.  For the Securities linked to the common stock of Newcastle Investment Corp., the Issuer’s estimated value of the Securities on the Trade Date is $9.366 per $10.00 Face Amount of Securities.  The Issuer’s estimated value of each Security is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement BI, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Freeport-McMoRan Copper & Gold Inc.	$2,779,000.00	$10.00	$41,685.00	$0.15	$2,737,315.00	$9.85
Securities linked to the common stock of Yahoo! Inc.	$1,180,000.00	$10.00	$17,700.00	$0.15	$1,162,300.00	$9.85
Securities linked to the common stock of Newcastle Investment Corp.	$1,166,000.00	$10.00	$17,490.00	$0.15	$1,148,510.00	$9.85
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,125,000.00	$660.10

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three and three quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement BI dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BI dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005090/crt_dp33007-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Contingent Absolute Return Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦     You believe the Closing Price of the Underlying will be greater than or equal to the Initial Price on any Observation Date, including the Final Valuation Date, or will not be below the Trigger Price on the Final Valuation Date, which would expose you to the full decline of the Underlying.

♦     You understand and accept that you will not participate in any appreciation in the price of the Underlying and you are willing to make an investment in which the return is limited to the applicable Call Return if called, or, if the Securities have not been called, to the Contingent Absolute Return as limited by the Trigger Price.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦      You are willing to invest in the Securities based on the applicable Call Return Rate as set forth on the cover of this pricing supplement.

♦     You do not seek current income from this investment and are willing to forgo any dividends paid on the Underlying.

♦     You are willing and able to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 1 year, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you including any payment upon an automatic call or any repayment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be called and the Final Price will be less than the Trigger Price, which would expose you to the full decline of the Underlying.

♦     You seek an investment that participates in the full appreciation in the price of the Underlying or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦     You are unwilling to invest in the Securities based on the applicable Call Return Rate as set forth on the cover of this pricing supplement.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or you prefer to receive any dividends paid on the Underlying.

♦     You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Closing Price of the Underlying is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 1 year, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00
Term	Approximately 1 year, subject to an earlier automatic call
Trade Date	December 20, 2013
Settlement Date	December 31, 2013
Final Valuation Date1	December 29, 2014
Maturity Date1, 2	January 5, 2015
Underlyings	Common stock of Freeport-McMoRan Copper & Gold Inc. (Ticker: FCX) Common stock of Yahoo! Inc. (Ticker: YHOO) Common stock of Newcastle Investment Corp. (Ticker: NCT)
Call Feature
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Observation Dates1	Quarterly, on March 20, 2014, June 20, 2014, September 22, 2014 and December 29, 2014 (the “Final Valuation Date”)
Call Settlement Dates2	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon the applicable Call Return Rate as listed on the cover of this pricing supplement.
Call Price
The Call Price equals the Face Amount per Security plus the product of the Face Amount per Security and the applicable Call Return. The tables below reflect the Call Returns and corresponding Call Prices for each Underlying.

Securities linked to the common stock of Freeport-McMoRan Copper & Gold Inc.
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
March 20, 2014	March 24, 2014	3.025%	$10.3025
June 20, 2014	June 24, 2014	6.050%	$10.6050
September 22, 2014	September 24, 2014	9.075%	$10.9075
December 29, 2014	January 5, 2015	12.100%	$11.2100
Securities linked to the common stock of Yahoo! Inc.
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
March 20, 2014	March 24, 2014	2.938%	$10.2938
June 20, 2014	June 24, 2014	5.875%	$10.5875
September 22, 2014	September 24, 2014	8.813%	$10.8813
December 29, 2014	January 5, 2015	11.750%	$11.1750
Securities linked to the common stock of Newcastle Investment Corp.
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
March 20, 2014	March 24, 2014	3.325%	$10.3325
June 20, 2014	June 24, 2014	6.650%	$10.6650
September 22, 2014	September 24, 2014	9.975%	$10.9975
December 29, 2014	January 5, 2015	13.300%	$11.3300

Payment at Maturity (per $10.00 Face Amount of Securities)3
If the Securities are not automatically called and the Final Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, the Contingent Absolute Return feature does not apply and you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Price – Initial Price Initial Price
Contingent Absolute Return	The absolute value of the Underlying Return. For example, if the Underlying Return is -5.00%, the Contingent Absolute Return will equal 5.00%.
Trigger Price
For the Securities linked to the common stock of Freeport-McMoRan Copper & Gold Inc., $28.55, equal to  80.00% of the Initial Price.
For the Securities linked to the common stock of Yahoo! Inc., $30.09, equal to 75.00% of the Initial Price.
For the Securities linked to the common stock of Newcastle Investment Corp., $4.15, equal to 75.00% of the Initial Price.

Closing Price
On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the relevant then-current Stock Adjustment Factor, as determined by the calculation agent.

Initial Price
The Closing Price of the relevant Underlying on the Trade Date.
For the Securities linked to the common stock of Freeport-McMoRan Copper & Gold Inc., $35.69.
For the Securities linked to the common stock of Yahoo! Inc., $40.12.
For the Securities linked to the common stock of Newcastle Investment Corp., $5.53.

Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date.
Stock Adjustment Factor
Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting each Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Underlying (Initial Price) is observed, the Trigger Price is determined and the Call Return Rate is set.

Quarterly (including at maturity):
The Securities will be automatically called if the Closing Price of the relevant Underlying on any Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Maturity Date:
The Final Price and Underlying Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity per $10.00 Face Amount of Securities equal to:

$10.00 + ($10.00 x Contingent Absolute Return)

If the Securities are not automatically called and the Final Price is less than the applicable Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than $10.00 per $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Underlying Return)

Under these circumstances, the Contingent Absolute Return feature does not apply and you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Underlying Return.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Observation Date other than the Final Valuation Date is postponed, the relevant Call Settlement Date will be the second business day after the Observation Date as postponed.

3
The Contingent Absolute Return feature described herein supersedes the description of the Payment at Maturity in the accompanying product supplement BI when the Securities have not been automatically called and the Final Price is not less than the Trigger Price.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment in the Securities plus a return at maturity equal to the absolute value of the negative Underlying Return. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature will not apply and you will be fully exposed to any negative Underlying Return, resulting in a loss of your initial investment that is proportionate to the decline in the Final Price as compared to the Initial Price. Accordingly, you could lose your entire initial investment.

♦
Limited Return Potential — If the Securities are automatically called, the return of the Securities will be limited to the applicable Call Return which is based on the relevant Call Return Rate specified on the cover hereof, regardless of the performance of the Underlying. Because the Call Return increases the longer the Securities are outstanding and the Securities could be called as early as the first quarterly Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. As a result, an investment directly in the Underlying could provide a better return than an investment in the Securities. Because Deutsche Bank AG will pay you a return equal to the Contingent Absolute Return at maturity only when the Securities are not called and only if the Final Price is greater than or equal to the Trigger Price, your return on the Securities in this scenario is limited by the Trigger Price. You will not receive the Contingent Absolute Return and will lose some or all of your principal if the Final Price is below the Trigger Price. Furthermore, because the closing price of one share of the Underlying at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying.

♦
The Contingent Absolute Return Feature and Any Contingent Repayment of Your Initial Investment Apply Only If You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is above the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the price of such Underlying could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive the applicable Call Return, which is based on the relevant Call Return Rate as specified on the cover hereof, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical prices of the relevant Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying would have. Further, you will not participate in any potential appreciation of the Underlying, which could be significant, even though you may be exposed to the full decline of the Underlying at maturity.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦
Single Stock Risk — Each Security is linked to the common stock of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC. For additional information about each Underlying and its Underlying Issuer, please see “Information about the Underlyings” in this pricing supplement and each Underlying Issuer’s SEC filings referred to in those sections.

♦
If the Price of the Underlying Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your Securities.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, which will initially be set at 1.0, and the Payment at Maturity in the case of certain corporate events. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
There Is No Affiliation Between the Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by Such Underlying Issuers — We are not affiliated with the Underlying Issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers are involved in the Securities offered hereby in any way and none of them have any obligation of any sort with respect to your Securities. None of the Underlying Issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three and three quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to maturity of the Securities;

♦	the market price and dividend rates of the Underlying and the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying Issuer;

♦	interest rates and yields in the market generally and in the markets of the Underlying;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Stock Prices of the Underlyings and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlyings to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Issuer, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Price of the Underlying and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Underlying in the market. The calculation agent can postpone the determination of the Closing Price of the Underlying if a market disruption event occurs on any Observation Date (including the Final Valuation Date). In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factor upon the occurrence of certain corporate events.  Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Underlying relative to its Initial Price. We cannot predict the Closing Price of the relevant Underlying on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the relevant Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 1 year, subject to an automatic call
Hypothetical Initial Price*:	$40.00
Hypothetical Trigger Price*:	$30.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Call Return and Call Prices:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
March 20, 2014	March 24, 2014	2.5000%	$10.25
June 20, 2014	June 24, 2014	5.0000%	$10.50
September 22, 2014	September 24, 2014	7.5000%	$10.75
December 29, 2014	January 5, 2015	10.0000%	$11.00

*
Based on a hypothetical Call Return Rate of 10.00% per annum. The actual Initial Price, Trigger Price, Call Return Rate, Call Return and Call Price with respect to each Security are set forth in “Final Terms” on the cover of this pricing supplement.

Example 1 — The Closing Price of the Underlying on the first Observation Date is $48.00, which is greater than the Initial Price of $40.00 — the Securities are called.

Because the Closing Price of the Underlying on the first Observation Date is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.25 per Security, representing a 2.50% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $56.00 is greater than the Initial Price of $40.00 — the Securities are called.

Because the Securities were not previously called and the Final Price is greater than or equal to the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $11.00 per Security, representing a 10.00% return on the Securities.

Example 3 — The Closing Price of the Underlying is not greater than or equal to the Initial Price on any of the Observation Dates and the Final Price of $36.00 is greater than the Trigger Price of $30.00 — the Securities are NOT called.

Because the Closing Price of the Underlying on all of the Observation Dates is not greater than or equal to the Initial Price, the Securities are not automatically called. Because the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity reflecting the Contingent Absolute Return, calculated as follows:

$10.00 + ($10.00 × Contingent Absolute Return) =
$10.00 + ($10.00 × 10.00%) = $11.00

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $24.00 is less than the Trigger Price of $30.00 — the Securities are NOT called.

Because the Securities are not called and the Final Price is less than the Trigger Price, the Contingent Absolute Return feature does not apply and your initial investment will be fully exposed to any decline in the Final Price as compared to the Initial Price. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Return) =
$10.00 + ($10.00 × -40.00%) = $6.00

If the Securities are not automatically called and the Final Price is less than the Trigger Price, you will not receive the Contingent Absolute Return, and your initial investment will be fully exposed to any negative Underlying Return, resulting in a loss that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Information about the Underlyings
All disclosures contained in this pricing supplement regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or independently verified, such information about any Underlying contained in this pricing supplement. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Freeport-McMoRan Copper & Gold Inc.

According to publicly available information, Freeport-McMoRan Copper & Gold Inc. is an international copper, gold and molybdenum mining company. Information filed by Freeport-McMoRan Copper & Gold Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11307-01, or its CIK Code: 0000831259. The common stock of Freeport-McMoRan Copper & Gold Inc. is traded on the New York Stock Exchange under the symbol “FCX.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Freeport-McMoRan Copper & Gold Inc., based on daily closing prices on the primary exchange for Freeport-McMoRan Copper & Gold Inc., as reported by Bloomberg. Freeport-McMoRan Copper & Gold Inc.’s closing price on December 20, 2013 was $35.69.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/01/2008	12/31/2008	$26.48	$8.40	$12.22
1/01/2009	3/31/2009	$21.53	$11.07	$19.06
4/01/2009	6/30/2009	$30.21	$19.14	$25.06
7/01/2009	9/30/2009	$36.58	$22.50	$34.31
10/01/2009	12/31/2009	$43.66	$32.70	$40.15
1/01/2010	3/31/2010	$44.05	$33.35	$41.77
4/01/2010	6/30/2010	$43.67	$29.33	$29.57
7/01/2010	9/30/2010	$43.52	$29.09	$42.70
10/01/2010	12/31/2010	$60.05	$43.62	$60.05
1/01/2011	3/31/2011	$60.92	$47.79	$55.55
4/01/2011	6/30/2011	$57.44	$46.83	$52.90
7/01/2011	9/30/2011	$56.30	$30.45	$30.45
10/01/2011	12/31/2011	$42.80	$29.87	$36.79
1/01/2012	3/31/2012	$46.73	$36.79	$38.04
4/01/2012	6/30/2012	$39.11	$31.60	$34.07
7/01/2012	9/30/2012	$42.64	$31.43	$39.58
10/01/2012	12/31/2012	$42.43	$30.81	$34.20
1/01/2013	3/31/2013	$36.09	$31.40	$33.10
4/01/2013	6/30/2013	$33.76	$26.82	$27.61
7/01/2013	9/30/2013	$34.60	$27.34	$33.08
10/01/2013	12/20/2013*	$37.68	$32.88	$35.69
*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period through December 20, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Freeport-McMoRan Copper & Gold Inc. from December 20, 2008 through December 20, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $28.55, equal to 80.00% of $35.69, which was the closing price of the common stock of Freeport-McMoRan Copper & Gold Inc. on December 20, 2013. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Yahoo! Inc.
According to publicly available information, Yahoo! Inc. is a global technology company that provides a variety of products and services, including search, content and communication tools. Information filed by Yahoo! Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-28018, or its CIK Code: 0001011006. The common stock of Yahoo! Inc. is traded on the NASDAQ Global Select Market under the symbol “YHOO.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Yahoo! Inc., based on daily closing prices on the primary exchange for Yahoo! Inc., as reported by Bloomberg. Yahoo! Inc.’s closing price on December 20, 2013 was $40.12.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/01/2008	12/31/2008	$16.96	$8.95	$12.20
1/01/2009	3/31/2009	$14.12	$11.01	$12.81
4/01/2009	6/30/2009	$16.67	$12.75	$15.66
7/01/2009	9/30/2009	$17.81	$14.18	$17.81
10/01/2009	12/31/2009	$17.67	$14.97	$16.78
1/01/2010	3/31/2010	$17.23	$14.79	$16.53
4/01/2010	6/30/2010	$18.97	$13.83	$13.83
7/01/2010	9/30/2010	$15.52	$13.08	$14.17
10/01/2010	12/31/2010	$17.02	$14.23	$16.63
1/01/2011	3/31/2011	$17.77	$15.58	$16.65
4/01/2011	6/30/2011	$18.65	$14.69	$15.04
7/01/2011	9/30/2011	$15.81	$11.09	$13.16
10/01/2011	12/31/2011	$16.71	$13.16	$16.13
1/01/2012	3/31/2012	$16.31	$14.42	$15.22
4/01/2012	6/30/2012	$15.83	$14.78	$15.83
7/01/2012	9/30/2012	$16.22	$14.65	$15.98
10/01/2012	12/31/2012	$19.90	$15.68	$19.90
1/01/2013	3/31/2013	$23.59	$18.99	$23.53
4/01/2013	6/30/2013	$27.30	$23.26	$25.11
7/01/2013	9/30/2013	$33.55	$24.99	$33.16
10/01/2013	12/20/2013*	$40.22	$32.11	$40.12
*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period through December 20, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Yahoo! Inc. from December 20, 2008 through December 20, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $30.09, equal to 75.00% of $40.12, which was the closing price of the common stock of Yahoo! Inc. on December 20, 2013. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Newcastle Investment Corp.
According to publicly available information, Newcastle Investment Corp. is a real estate investment and finance company that invests in and manages a portfolio of real estate securities, loans, excess mortgage servicing rights, real estate related assets and other assets. Information filed by Newcastle Investment Corp. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-31458, or its CIK Code: 0001175483. The common stock of Newcastle Investment Corp. is traded on the New York Stock Exchange under the symbol “NCT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Newcastle Investment Corp., based on daily closing prices on the primary exchange for Newcastle Investment Corp., as reported by Bloomberg. Newcastle Investment Corp.’s closing price on December 20, 2013 was $5.53.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/01/2008	12/31/2008	$2.81	$0.07	$0.39
1/01/2009	3/31/2009	$0.42	$0.12	$0.30
4/01/2009	6/30/2009	$0.58	$0.27	$0.31
7/01/2009	9/30/2009	$1.69	$0.24	$1.39
10/01/2009	12/31/2009	$1.42	$0.69	$0.98
1/01/2010	3/31/2010	$1.51	$0.84	$1.51
4/01/2010	6/30/2010	$1.89	$1.22	$1.26
7/01/2010	9/30/2010	$1.49	$1.07	$1.45
10/01/2010	12/31/2010	$3.24	$1.45	$3.14
1/01/2011	3/31/2011	$3.97	$2.79	$2.83
4/01/2011	6/30/2011	$2.96	$1.99	$2.71
7/01/2011	9/30/2011	$3.02	$1.90	$1.91
10/01/2011	12/31/2011	$2.35	$1.76	$2.18
1/01/2012	3/31/2012	$3.15	$2.18	$2.94
4/01/2012	6/30/2012	$3.38	$2.80	$3.14
7/01/2012	9/30/2012	$3.77	$3.14	$3.53
10/01/2012	12/31/2012	$4.16	$3.35	$4.07
1/01/2013	3/31/2013	$5.42	$4.07	$5.24
4/01/2013	6/30/2013	$5.95	$4.65	$5.23
7/01/2013	9/30/2013	$5.92	$5.11	$5.62
10/01/2013	12/20/2013*	$5.90	$5.24	$5.53
*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period through December 20, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of the common stock of Newcastle Investment Corp. from December 20, 2008 through December 20, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $4.15, equal to 75.00% of $5.53, which was the closing price of the common stock of Newcastle Investment Corp. on December 20, 2013. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the Securities should be short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.15 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.